Exhibit 21.1


                              List of Subsidiaries


                                    JURISDICTION OF                PERCENTAGE
NAME                                 INCORPORATION                  OWNERSHIP
------------------------         ----------------------          --------------
Beijing Tengtu United             China                             100%
Electronics Development
Co., Ltd.

Edsoft Platforms (Canada)         British Columbia,                 100%
Ltd.                              Canada

Edsoft Platforms (H.K.) Ltd.      Hong Kong                        60.2%

ebiztengtu.com, Inc.              Delaware                          100%


TIC Beijing Electronics           China                             100%
Co., Ltd.
